Exhibit 99

PepsiAmericas Reports Double Digit Revenue and Operating Income Growth

And Reaffirms Full Year Outlook

Minneapolis, MN, October 26, 2005 — PepsiAmericas, Inc. (NYSE: PAS) today reported third quarter 2005 net income of $63.7 million and diluted earnings per share (EPS) of $0.47.  These results include a $0.01 per share benefit related to additional high fructose corn syrup litigation settlement proceeds received in the third quarter. The reported results compare to net income of $64.3 million in the third quarter of 2004, or EPS of $0.46, which included a $0.04 per share benefit from various income tax settlements.  For the first nine months of 2005, the company reported net income of $157.1 million and EPS of $1.14.  This compares to net income of $146.5 million and EPS of $1.03 for the same period in 2004.

•                  Reported worldwide revenue increased 11.3 percent, with the newly acquired Central Investment Corporation (CIC) territories contributing approximately 7 percentage points of the growth.

•                  Worldwide volume improved 6.7 percent in the quarter, including the CIC territories.  On a constant territory basis, PepsiAmericas delivered worldwide volume growth of 1 percent in the third quarter.  U.S. volume grew 0.4 percent on a constant territory basis, while international delivered volume growth of 3 percent.

•                  Worldwide average net selling price increased 3.6 percent.  In the U.S., net pricing increased 3.2 percent, with rate and mix contributing evenly.

•                  Reported worldwide operating income increased 13.3 percent in the third quarter.  The CIC territories contributed over 8 percentage points of the worldwide operating income growth.

“We are very pleased with our third quarter performance as we continued to deliver consistent revenue growth,” said Chairman and Chief Executive Officer Robert C. Pohlad. “Our U.S. business was the primary driver of our operating results in the quarter, fueled by strong execution in our noncarbonated portfolio, balanced pricing and the meaningful contribution from CIC.  Our noncarbonated drink category grew to almost 16 percent of our overall volume mix in the U.S.  CIC has performed even better than we expected this year, as we accelerate the integration and rationalization of procurement, production, and back office activities.”

In the quarter, net sales grew 11.3 percent to $982.9 million driven by worldwide volume growth and favorable pricing in the U.S.  Cost of goods sold per unit was up 3.8 percent. On a worldwide basis, gross profit increased 9.6 percent to $413.1 million, with foreign currency translation contributing 1 percentage point.  Selling, delivery and administrative expenses increased 9.1 percent.  CIC contributed approximately 7 percentage points of the increase in gross profit and selling, delivery and administrative expenses.  Reported worldwide operating income increased to $121.3 million compared to $107.1 million in the third quarter of 2004.

Third Quarter U.S. Operations Highlights

U.S. volume grew 0.4 percent on a constant territory basis.  Non-carbonated brands were up over 16 percent, driven by double digit growth in Aquafina, Lipton Tea, and Frappuccino.  The company’s diet portfolio continued to benefit from innovation with 4 percent growth in the third quarter, helping to mitigate the impact of regular carbonated soft drink volume declines.  Single serve volume, which accounts for approximately 23 percent of the company’s bottle and can volume, was up 3 percent.  Take home volume was essentially flat with the continued migration from cans to multi-serve polyethylene terephthalate (PET) packages.

Net sales in the U.S. grew 11.9 percent to $822.8 million in the third quarter of 2005, with average net selling price per unit up 3.2 percent.  CIC contributed approximately 8 percentage points of the U.S. top line growth.  PepsiAmericas achieved balanced net pricing between rate and mix in the U.S., consistent with the previous quarter.

Domestic cost of goods sold increased 12.6 percent to $467.1 million, with CIC representing approximately 8 percentage points of the increase.  Cost of goods sold per unit in the U.S. was 3.3 percent higher than the prior year quarter, reflecting higher raw material costs.  Gross profit increased 11 percent over the third quarter of 2004 to $355.7 million.

Selling, delivery and administrative expenses increased 10.5 percent in the U.S. to $246 million, with CIC contributing approximately 8 percentage points of the increase.  The remaining selling, delivery, and administrative cost increase can be mainly attributed to employee-related benefit costs.

U.S. operating income in the third quarter increased 14 percent to $111.5 million, which included the $1.8 million pre-tax fructose settlement gain offset by Hurricane Katrina related losses of approximately $1.2 million.

Third Quarter International Operations Highlights

In Central Europe, volume grew 4.3 percent in the third quarter.  Poland delivered double digit volume growth, while volume declined in Hungary due to the continued competitive marketplace.  Net sales in Central Europe increased 9.8 percent to $99.6 million in the third quarter, aided by the expansion of snack and beer distribution.  Average net pricing increased 2.5 percent driven primarily by foreign currency translation.  Cost of goods sold in Central Europe increased 17.4 percent to $58.6 million due, in part, to snack and beer distribution.  The sequential increase in cost of goods sold per unit slowed from previous quarters to 6.8 percent as anticipated, as the company began to lap the higher sugar costs related to the EU accession.  Gross profit of $41 million in the quarter was up 0.5 percent compared to the prior year.  Selling, delivery and administrative expenses of $33.2 million in the third quarter remained relatively flat to the previous year’s third quarter, as cost savings from productivity initiatives continued.

In the Caribbean, volume was down 0.4 percent in the third quarter primarily as a result of hurricanes and a government labor dispute in Puerto Rico that limited raw material supply.  Net sales increased 5.8 percent to $60.5 million, as average net selling price increased 6.2 percent driven primarily by planned rate increases.   Cost of goods sold increased 6 percent to $44.1 million related primarily to higher PET and utility costs.  Selling, delivery and administrative costs increased 7.5 percent to $14.4 million due, in part, to higher fuel and employee compensation and benefit costs.

The international operations reported combined operating income of $9.8 million in the third quarter of 2005, up 5.4 percent from the prior year same period.  Foreign currency translation favorably impacted the operating results for the quarter by $2.7 million.

Outlook

“Our third quarter performance keeps us on track to deliver the operating targets we established at the beginning of year,” remarked Mr. Pohlad.  “We are well positioned to continue the trend of double digit profit improvements through our consistent ability to drive revenue growth and control costs.”

PepsiAmericas reaffirms its full year adjusted EPS outlook of $1.35 to $1.38.  The adjusted EPS outlook includes an estimated $0.02 to $0.03 per share for both the direct Hurricane Katrina impact on the Louisiana territories, net of insurance, as well as the resulting higher raw material costs.  On a reported basis, PepsiAmericas expects to achieve EPS of $1.39 to $1.42, $0.01 per share higher than previously anticipated due to an estimated lower facility charge in the fourth quarter of 2005.  See the attached reconciliation table for a complete analysis of the full year outlook.

PepsiAmericas will hold its third quarter earnings conference call at 10:00 AM CT today, Wednesday, October 26, 2005 by telephone and through a live webcast over the internet.  To listen via telephone to the conference call within the U.S., please dial 1-800-289-0456 and request the PepsiAmericas conference call.  The live webcast will be available at www.pepsiamericas.com.  A playback of the conference call will be available until November 11, 2005.  To listen to the archived call within the U.S., please dial 1-888-203-1112 and enter the replay passcode 7727224.  A replay of the webcast will be archived and available online through the Investor Relations section of www.pepsiamericas.com.

PepsiAmericas is the second largest Pepsi bottler with operations in the U.S., Central Europe, and the Caribbean.  PepsiAmericas manufactures, distributes and markets a broad portfolio of Pepsi-Cola, and other national and regional brands.  Additional information on PepsiAmericas is available at www.pepsiamericas.com.

Cautionary Statement

This release contains forward-looking statements of expected future developments, including expectations regarding anticipated earnings per share and other matters.  These forward-looking statements reflect management’s expectations and are based on currently available data; however, actual results are subject to risks and uncertainties, which could materially affect actual performance.  Risks and uncertainties that could affect our future performance include, but are not limited to, the following: competition, including product and pricing pressures; changing trends in consumer tastes; changes in our relationship and/or support programs with PepsiCo and other brand owners; market acceptance of new product and package offerings; weather conditions; cost and availability of raw materials; changing legislation; outcomes of environmental claims and litigation; availability of capital including changes in our debt ratings; labor and employee benefit costs; and unforeseen economic and political changes.  Any forward-looking statements should be read in conjunction with information about risks and uncertainties set forth in our Securities and Exchange Commission reports, including our Annual Report on Form 10-K for the year ended January 1, 2005.

Contact:

Sara Zawoyski

Investor Relations

612-661-3830

PEPSIAMERICAS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

FOR THE THIRD QUARTER AND FIRST NINE MONTHS OF FISCAL 2005

COMPARED WITH THE SAME PERIODS OF FISCAL 2004

(UNAUDITED AND IN MILLIONS, EXCEPT PER SHARE DATA)

	Third Quarter		First Nine Months
	2005	2004	2005	2004

Net sales	$982.9	$883.3	$2,831.7	$2,530.6
Cost of goods sold	569.8	506.5	1,637.5	1,449.6
Gross profit	413.1	376.8	1,194.2	1,081.0
Selling, delivery and administrative expenses	293.6	269.2	890.5	810.5
Fructose settlement	(1.8)	—	(15.1)	—
Special charges, net	—	0.5	2.5	2.3
Operating income	121.3	107.1	316.3	268.2
Interest expense, net	(22.3)	(13.0)	(67.5)	(45.1)
Other income (expense), net	(1.9)	0.1	(3.3)	2.6
Income before income taxes and equity in net earnings (loss) of nonconsolidated companies	97.1	94.2	245.5	225.7
Income taxes	36.6	29.9	91.6	79.1
Equity in net earnings (loss) of nonconsolidated companies	3.2	—	3.2	(0.1)

Net income	$63.7	$64.3	$157.1	$146.5

Weighted average common shares:
Basic	134.2	136.8	135.7	139.9
Incremental effect of stock options and awards	2.5	2.4	2.4	2.6
Diluted	136.7	139.2	138.1	142.5

Net income per share:
Basic	$0.47	$0.47	$1.16	$1.05
Diluted	$0.47	$0.46	$1.14	$1.03

Cash dividends per share	$0.085	$0.075	$0.255	$0.225

PEPSIAMERICAS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF THIRD QUARTER 2005 AND FISCAL YEAR 2004

(UNAUDITED AND IN MILLIONS)

	Third Quarter 2005	Year End 2004

Cash and equivalents	$109.8	$74.9
Receivables	229.2	190.5
Inventory	206.4	177.8
Other current assets	73.9	86.3
Total current assets	619.3	529.5
Net property	1,079.6	1,100.0
Goodwill and intangible assets	2,113.3	1,769.4
Other assets	126.4	130.9

Total assets	$3,938.6	$3,529.8

Short-term debt, including current maturities of long-term debt	$267.8	$142.0
Payables	212.3	181.8
Other current liabilities	209.7	197.3
Total current liabilities	689.8	521.1
Long-term debt	1,282.8	1,006.6
Deferred income taxes	153.0	149.6
Other liabilities	225.9	229.3

Total liabilities	2,351.5	1,906.6

Shareholders’ equity	1,587.1	1,623.2

Total liabilities and shareholders’ equity	$3,938.6	$3,529.8

PEPSIAMERICAS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE FIRST NINE MONTHS OF 2005

COMPARED WITH THE SAME PERIOD OF FISCAL 2004

(UNAUDITED AND IN MILLIONS)

	First Nine Months
	2005	2004

Cash Flows from Operating Activities:
Income from continuing operations	$157.1	$146.5
Adjustments to reconcile to net cash provided by operating activities of continuing operations:
Depreciation and amortization	139.8	131.7
Deferred income taxes	(3.8)	18.0
Special charges, net	2.5	2.3
Cash outlays related to special charges	(1.2)	(2.3)
Gain on sale of investment	—	(5.2)
Other	11.8	11.2
Changes in assets and liabilities, exclusive of acquisitions and divestitures:
Net change in primary working capital	(34.3)	(52.5)
Increase in accounts receivable sold	—	100.0
Net change in other assets and liabilities	34.5	7.3
Net cash provided by operating activities of continuing operations	306.4	357.0

Cash Flows from Investing Activities:
Capital investments	(98.4)	(79.9)
Acquisitions, net of cash acquired	(354.6)	(21.2)
Proceeds from sales of property	3.4	2.0
Purchase of equity investment	(51.0)	—
Proceeds from sale of investment	—	5.2
Net cash used in investing activities	(500.6)	(93.9)

Cash Flows from Financing Activities:
Net borrowings of short-term debt	52.9	75.1
Proceeds from issuance of long-term debt	793.3	—
Repayments of long-term debt	(451.4)	(150.9)
Treasury stock purchases	(196.1)	(201.4)
Issuance of common stock	59.6	59.5
Cash dividends	(23.6)	(31.6)
Net cash provided by (used in) financing activities	234.7	(249.3)

Net cash used in discontinued operations	(6.9)	(4.4)
Effects of exchange rate changes on cash and equivalents	1.3	0.2
Change in cash and equivalents	34.9	9.6
Cash and equivalents at beginning of year	74.9	69.0
Cash and equivalents at end of period	$109.8	$78.6

Notes to condensed consolidated financial statements (unaudited):

1.  Reconciliation of Non-GAAP disclosures: In response to the U.S. Securities and Exchange Commission’s Final Rule, “Conditions for Use of Non-GAAP Financial Measures,” included below is a reconciliation of the non-GAAP financial measures discussed in conjunction with the earnings release to the most comparable U.S. GAAP measure.

Non-GAAP Adjusted Comparisons:  In order to provide a supplemental comparison of current period results of operations to prior periods, we have adjusted for and summarized the nature of certain transactions or events.  These adjustments relate to operating income, net income and basic and diluted income per share.  To calculate the adjusted comparisons, management has excluded the fructose settlement, the property tax refund, early extinguishment of debt, special charges relating to various restructuring initiatives, the state tax refund, other tax adjustments and the gain on the land sale.

Management believes that the adjusted comparisons provide a supplemental view of operations that excludes items that are unusual, infrequent or unrelated to the ongoing core operations.  Management believes these non-GAAP measures provide useful information to investors through the summarization of transactions impacting the current period results of operations that are not necessarily indicative of our future results, nor comparable with prior period results.  These non-GAAP adjusted comparison measures are provided as supplemental information, and should not be considered in lieu of the GAAP measures.  There are limitations in the use of adjusted comparisons due to the subjective nature of items excluded by management in calculating adjusted comparisons.

These supplemental comparisons are consistent with the manner in which management internally reviews results of operations and evaluates performance in that management reviews the results of operations on both a GAAP basis and using adjusted comparisons.  Management does not use the adjusted comparisons in lieu of the comparable GAAP measures, but rather uses the adjusted comparisons to supplement its review of operations.

We have provided the table below that summarizes the adjustments discussed in this earnings release that impact comparability of the periods presented:

	Third Quarter 2005		Third Quarter 2004
(Unaudited, in millions)	Operating Income	Net Income	Operating Income	Net Income

As Reported	$121.3	$63.7	$107.1	$64.3
Items impacting comparability
Fructose settlement	(1.8)	(1.1)	—	—
Special charges, net	—	—	0.5	0.3
State tax refund	—	—	0.7	(2.7)
Other tax adjustments	—	—	—	(3.5)

Adjusted Comparisons	$119.5	$62.6	$108.3	$58.4

Weighted average common shares:
Basic		134.2		136.8
Incremental effect of stock options and awards		2.5		2.4
Diluted		136.7		139.2

Net income per share - basic
As reported		$0.47		$0.47
As adjusted		$0.47		$0.43
Net income per share - diluted
As reported		$0.47		$0.46
As adjusted		$0.46		$0.42

	First Nine Months of 2005		First Nine Months of 2004
(Unaudited, in millions)	Operating Income	Net Income	Operating Income	Net Income

As Reported	$316.3	$157.1	$268.2	$146.5
Items impacting comparability
Fructose settlement	(15.1)	(9.4)	—	—
Property tax refund	—	(3.5)	—	—
Early extinguishment of debt	—	3.5	—	—
Special charges, net	2.5	1.6	2.3	1.4
State tax refund	—	—	0.7	(2.7)
Other tax adjustments	—	—	—	(3.5)
Gain on land sale	—	—	—	(3.3)

Adjusted Comparisons	$303.7	$149.3	$271.2	$138.4

Weighted average common shares:
Basic		135.7		139.9
Incremental effect of stock options and awards		2.4		2.6
Diluted		138.1		142.5

Net income per share - basic
As reported		$1.16		$1.05
As adjusted		$1.10		$0.99
Net income per share - diluted
As reported		$1.14		$1.03
As adjusted		$1.08		$0.97

Full Year 2005 EPS Outlook:  A reconciliation of our full year 2005 estimated EPS range with and without the items impacting comparability discussed in this press release, and including such items anticipated in the 4th quarter, is provided below.

	Full Year 2005 Outlook Estimated EPS Range		Full Year 2004	Growth %
(Unaudited)	Low	High
Net income per share - diluted
As reported, estimated	$1.39	$1.42	$1.28	8 to 10%
Items impacting comparability
Fructose settlement	(0.07)	(0.07)
Property tax refund	(0.03)	(0.03)
Early extinguishment of debt	0.03	0.03
Special charges, net	0.01	0.01	0.02
State tax refund			(0.02)
Other tax adjustments	(0.01)	(0.01)	(0.03)
Gain on land sale			(0.02)
Anticipated fourth quarter facility charge	0.03	0.03
As adjusted, estimated	$1.35	$1.38	$1.23	10 to 12%

Adjustments included in this summary were as follows:

Fructose settlement - During the third quarter of 2005, we recorded a gain of $1.8 million ($1.1 million after taxes) and in the first nine months of 2005, we recorded a gain of $15.1 million ($9.4 million after taxes) related to the favorable high fructose corn syrup lawsuit settlement.

Property tax refund - In the second quarter of 2005, we recorded a gain of $5.6 million ($3.5 million after taxes) associated with a favorable real estate tax refund concerning a previously sold parcel of land in downtown Chicago.  The gain was recorded in “Other income (expense), net.”

Early extinguishment of debt - During the second quarter of 2005, we completed a cash tender offer related to $550 million of our outstanding debt.  The total amount of securities tendered was $388 million.  As a result of the tender offer we recorded a loss on the early extinguishment of debt in the first nine months of 2005 of $5.6 million ($3.5 million after taxes).  The loss was recorded in “Interest expense, net.”

Special charges - During the first quarter of 2005, we recorded special charges in Central Europe of $2.5 million ($1.6 million after taxes).  The special charges primarily related to a reduction in the workforce in Central Europe and consolidation of certain production facilities as we continue to rationalize our cost structure. These special charges were primarily for severance costs and related benefits and asset write-downs.

We recorded special charges of $0.5 million ($0.3 million after taxes) in the third quarter of 2004 and $2.3 million ($1.4 million after taxes) in the first nine months of 2004 in Central Europe.  The special charges recorded in the first nine months of 2004 primarily related to a reduction in the workforce in Central Europe.  These special charges were primarily for severance costs and related benefits.

State tax refund - In the third quarter of 2004, we recorded a net gain of $2.7 million relating to a state income tax refund.  This gain is comprised of $0.7 million for consulting expenses (recorded in “Selling, delivery and administrative expenses”), $0.8 million of interest income (recorded in “Interest expense, net”) and $2.6 million of income tax benefit, net (recorded in “Income taxes”).

Other tax adjustments - In the third quarter of 2004, we recorded a $3.5 million benefit, net of taxes, relating to the reversal of certain tax liabilities due to the settlement of income tax audits throught the 2002 tax year.  This benefit is comprised of interest income of $1.1 million ($0.7 million after taxes) recorded in “Interest expense, net” and $2.8 million of tax benefit recorded in “Income taxes.”

Gain on land sale - In the first nine months of 2004, we recorded an additional gain of $5.2 million ($3.3 million after taxes) associated with the 2002 sale of a parcel of land in downtown Chicago. The gain reflected the settlement and final payment on the promissory note related to the initial sale, for which we had previously provided a full allowance.  The gain was recorded in “Other income (expense), net.”

Anticipated fourth quarter facility charge - We anticipate recording an expense of approximately $6 to $7 million ($3.7 to $4.4 million after taxes) mainly associated with the remaining lease payments related to the upcoming relocation of our corporate offices in the Chicago area.